Exhibit 4.10


                     REGENCY BANCSHARES INC.
                INCENTIVE STOCK OPTION AGREEMENT

                           Pursuant to

                     REGENCY BANCSHARES INC.
                   INCENTIVE STOCK OPTION PLAN


     THIS AGREEMENT, made and entered into as of the ___ day of _______________, by and between Regency Bancshares Inc., a North Carolina corporation (the "Corporation") and _______________, an employee of the Corporation or of a subsidiary of the Corporation (the "Optionee").

                      W I T N E S S E T H:

     WHEREAS, the Corporation had adopted a stock option plan known as the Regency Bancshares Inc. Incentive Stock Option Plan (the "Plan"), for the purpose of advancing the interests of the Corporation and its shareholders by (i) securing or retaining the services of Key Employees (as defined in the Plan), (ii) promoting and increasing the personal interest of such Key Employees in the welfare of the Corporation or a subsidiary corporation, as that term is defined in Section 425(f) of the Internal Revenue Code of 1986, as amended, of the Corporation (a "Subsidiary") and (iii) providing incentives to those Key Employees who are primarily responsible not only for its regular operations but also for shaping and carrying out the long-range plans of the Corporation and aiding its continued growth and financial success; and

     WHEREAS, Optionee is now in the employment (as hereinafter defined) of the Corporation or a Subsidiary as a Key Employee and the Corporation desires to have Optionee remain in such employment and to afford Optionee the opportunity to acquire or enlarge Optionee's stock ownership in the Corporation so that Optionee may have a direct proprietary interest in the Corporation's success;

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

     1. Subject to the terms and conditions set forth herein, the Corporation grants to Optionee, during the __ year period commencing with the date of this Agreement and ending ________________, (hereinafter called the "Option Period"), the option to purchase from the Corporation from time to time, as herein more specifically stated (the "Option"), at a price of ______ per share (the "Option Price"), up to but not exceeding in the aggregate ______ shares of the Corporation's common stock (the "Common Stock"), which Option may be exercised, in whole or in part, at any time and from time to time, commencing on the first day following the expiration of six months from the date hereof and terminating on the tenth anniversary of this Agreement (the "Option Period"). Except as otherwise provided in Section 9 hereof, no Option may be exercised prior to six months or later than ten years from the date the Option is granted.

     2. The Option hereby granted shall be exercised by Optionee by delivering to the Secretary of the Corporation, on any business day, a written notice signed by the Optionee or the Optionee's successor as described herein, specifying the whole number of shares Optionee then desires to purchase. Payment in full of the Option Price of such shares must be made at the time the Option is exercised. Payment may be made in cash or by certified or official bank check payable to the order of the Corporation for an amount in U. S. dollars equal to the Option Price of such shares. Payment may also be made in shares of Common Stock of the Corporation previously held by Optionee, whether or not such shares were acquired pursuant to the exercise or partial exercise of the Option or any other options, and whether or not a stock certificate for such shares shall have been received. Payment may also be made by combining cash and shares previously held. To the extent that shares previously held are used in making full or partial payment of the Option Price, each such share will be valued at the "fair market value" thereof as of the date of exercise. The "fair market value" of the Common Stock on a given date shall be determined in accordance with Section 1 of the Plan. Any overpayment will be promptly refunded, and any underpayment will be deemed an exercise of such lesser whole number of shares as the amount paid is sufficient to purchase.

     Optionee agrees (i) not to distribute or resell any shares issued pursuant to the exercise of this Option in violation of the Securities Act of 1933, as amended, (ii) to indemnify and hold the Corporation harmless against all liability for any such violation, (iii) upon request to furnish a letter agreement in connection with any exercise of this Option which shall provide that he is purchasing the shares subject to this Option for investment and not for resale, and (iv) to accept a certificate representing shares of the Corporation bearing the following endorsement:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective registration statement under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the corporation, and its counsel to the effect that the proposed transaction does not involve a violation of the Securities Act of 1933, as amended. The shares represented by this certificate are subject to an agreement between Regency Bancshares, Inc. and _______________ dated _______________ which provides for certain restrictions on transfer."

or such other appropriate endorsement regarding restrictions on resale as the Corporation may determine.

     3. Upon termination of Optionee's service as an employee of the Corporation or a Subsidiary, Optionee may exercise the Option subject to the following limitations:

          a. If Optionee's employment by the Corporation or a Subsidiary is terminated for any reason other than death, disability, retirement with the consent of the Corporation or termination without cause, this Option shall terminate immediately. If Optionee retires with the consent of the Corporation or if Optionee is terminated without cause by the Corporation, or any of its Subsidiaries, the Optionee may exercise this Option (to the extent that he was entitled to exercise it as of the date of said retirement or termination) at any time within three months after said retirement or termination, but in no event after the expiration of ten years from the date such Option was granted.

          b. If Optionee dies or becomes disabled while an employee of the Corporation or any of its Subsidiaries, or dies within three months after retirement (provided that such retirement is with the consent of the Corporation), this Option may be exercised (to the extent he would have been entitled to do so on the date of his death or disability) at any time within one year after the date of his death or disability or, if he dies within three months after retirement (provided that such retirement is with the consent of the Corporation), at any time within one year after such retirement, but in no event after the expiration of ten years from the date the Option is granted.

          c. Retirement by Optionee in accordance with the provisions of any Retirement Plan of the Corporation as the case may be, at the Normal Retirement Date under such Retirement Plan, or if such date is not so determinable, then at or after the attainment of age 65 by Optionee, shall constitute a "retirement with the consent of the Corporation" for the purposes of this Agreement. The President of the Corporation (the "President") shall have absolute and uncontrolled discretion to determine whether any other termination of Optionee's employment is to be considered as "retirement with the consent of the Corporation" for the purposes of this Agreement. Any determination made by the President with respect to any matter referred to in this Section 3 shall, subject to the provisions of Section 13 hereof, be final and conclusive on all persons affected thereby. A temporary leave of absence approved by the Corporation or any of its Subsidiaries shall not be deemed to be a termination of employment, unless, under any applicable provisions of the Code or regulations promulgated thereunder, as then in effect, the affected Optionee would be accorded different tax treatment than if the Optionee were an active employee of the Corporation or a Subsidiary. Employment by the Corporation shall be deemed to include employment of Optionee by a Subsidiary.

     4. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to (i) the estate, personal representative, or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution or
(ii) the guardian or legal representative of the Optionee acting pursuant to a valid power of attorney or the decree of a court of competent jurisdiction, then the term Optionee shall be deemed to include such estate, personal representative, beneficiary, guardian or legal representative.

     5. This Option is not transferable by Optionee other than by will or the laws of descent and distribution and is exercisable during Optionee's lifetime only by Optionee. No assignment or transfer of this Option or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, which is inconsistent with this
Section 5, shall vest in the assignee or transferee any interest or right herein whatsoever. Immediately upon any attempt to assign or transfer this Option in a manner inconsistent with this
Section 5, this Option shall terminate and be of no force or effect.

     6. Optionee shall not be deemed for any purpose to be a shareholder of the Corporation with respect to any shares covered by this Option unless this Option shall have been exercised and the Option Price paid in the manner provided herein. No adjustment will be made for dividends or other rights where the record date is prior to the date of exercise and payment.

     7. Neither this Option nor this Agreement shall affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issuance of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     8. The shares with respect to which this Option is granted are shares of the Common Stock of the Corporation as constituted on the date of this Agreement, but if, and whenever, prior to the delivery by the Corporation of all of the shares of Common Stock with respect to which this Option is granted, the Corporation shall effect a subdivision or consolidation of shares, or other capital readjustment, or the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, then (i) in the event of any increase in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to Option hereunder shall be proportionately increased (except that any fraction of a share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the cash consideration payable per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to Option hereunder shall be proportionately reduced (except that any fractional share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the cash consideration payable per share shall be proportionately increased.

     9. After the merger of one or more corporations into the Corporation or any Subsidiary, any merger of the Corporation or a Subsidiary into another corporation, any consolidation of the Corporation or any Subsidiary and one or more other corporations, or any other corporate reorganization of any form involving the Corporation or a Subsidiary as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Corporation's Common Stock, Optionee at the time of such Corporate reorganization shall, at no additional cost, be entitled, upon any exercise of this Option, to receive in lieu of the number of shares as to which this Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation Optionee had been a holder of record of a number of shares of Common Stock of the Corporation equal to the number of shares which then remain exercisable under this Option. Comparable rights shall accrue to Optionee in the event of successive mergers or consolidations of the character described above.

     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to this Option.

     In the event of (i) the adoption of a plan of merger or consolidation of the Corporation with any other corporation or association as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of the Corporation of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all of the assets of the Corporation, or (iii) in the absence of a prior expression of approval by the Board of Directors of the Corporation, the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a person, or group including a person, who beneficially owned, as of the effective date of the Plan, more than five percent of the Corporation's securities, then this Option shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to Option and the Option Price, and shall remain exercisable for the remaining term of the Option, regardless of whether such Option has been outstanding for six months or of any provision contained in this agreement limiting the exercisability of this Option or any portion thereof for a minimum time period prior to exercise, subject to all of the terms of the Plan and of this Agreement not inconsistent with this paragraph.

     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation this Option shall terminate, provided, however, that following the adoption of a plan of dissolution or liquidation, and in any event prior to such dissolution or liquidation (and as provided above regarding certain mergers and consolidations), this Option shall be exercisable in full, regardless of whether such Option has been outstanding for six months or of any provision contained in this Agreement limiting the exercisability of this Option or any portion thereof for a minimum time period prior to exercise, subject to all of the terms of the Plan and of this Agreement not inconsistent with this paragraph.

     10. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issuance of shares to Optionee, any law, or any regulation or requirement of the Securities and Exchange Commission or any other governmental authority having jurisdiction, shall require either the Corporation or Optionee to take any action in connection with the shares then to be issued, the issuance of such shares shall be deferred until such action shall have been taken; then the Corporation shall be under no obligation to take such action and the Corporation shall have no liability whatsoever as a result of the non-issuance of such shares, except to refund to the Optionee any consideration tendered in respect of the Option Price.

     11. Subject to the provisions of Section 12 hereof, any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the President in his absolute and uncontrolled discretion, and any such determination or any other determination by the President under or pursuant to this Agreement and any interpretation by the President of the terms of this Agreement shall be final, binding and conclusive on all persons affected thereby.

     12. The Committee shall have the right, in its absolute and uncontrolled discretion, to overrule or modify any determination or interpretation made by the President as contemplated by Sections 3 and 11 hereof, and in such event the determinations or interpretations by the Committee shall be final, binding and conclusive on all persons affected thereby.

     13. The Board of Directors at any time may terminate the Plan, and at any time and from time to time may amend or modify the Plan; provided, however, that among other things specified in the Plan, no such amendment shall, without the consent of the Optionee, reduce the amount of any benefit or adversely change the terms and conditions hereof.

     14. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Secretary of the Corporation, at 225 4th Street, N.W., Hickory, North Carolina 28601, or at such other address as the Corporation, by notice to Optionee, may designate in writing from time to time; to Optionee, at Optionee's address as shown on the records of the Corporation or at such other address as Optionee, by notice to the Corporation, may designate in writing from time to time.

     15. Shares of Common Stock issued pursuant to the exercise of this Option will be issued only in the name of Optionee and may not be transferred into the name of any agent of or nominee for Optionee until such time as a disposition of such shares would satisfy the holding period requirements of Section 422A(a)(1) of the Internal Revenue Code of 1986, as amended.

     16. This Agreement is subject to the terms and conditions contained in the Plan, a copy of which is attached hereto and incorporated herein by reference.


     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and Optionee has hereunto set Optionee's hand and seal, all on the day and year first above written.

                                   REGENCY BANCSHARES INC.
ATTEST:


_____________________________      By: ________________________
          Secretary                          President

(CORPORATE SEAL)

                                   OPTIONEE:



                                   _____________________(SEAL)



_________________________


________________, Secretary
Regency Bancshares Inc.
P. O. Box 639
Hickory, NC  28603

Dear Secretary:

I hereby wish to exercise my option to purchase ________ shares of Regency Common Stock at an exercise price of ________ granted under the First Savings Bank Incentive Stock Option Plan on November 5, 1989 and assumed by Regency Bancshares as a part of the conversion to the holding company.

Sincerely yours,